Prospectus Supplement No. 6 (to Prospectus dated April 6, 2021)	Filed Pursuant to Rule 424(b)(3) Registration No. 333-252082

Up to 186,636,064 Shares of Common Stock

Up to 24,353,356 Shares of Common Stock Issuable Upon Exercise of Warrants

Up to 1,842,106 Warrants

This prospectus supplement updates and supplements the prospectus dated April 6, 2021 (the “Prospectus”), which forms a part of our Registration Statement on Form S-1, as amended (Registration No. 333-252082). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on November 15, 2021 (the “Quarterly Report on Form 10-Q”). Accordingly, we have attached the Quarterly Report on Form 10-Q to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the issuance by us of an aggregate of up to 24,353,356 shares of our common stock, $0.0001 par value per share (“Common Stock”), which consists of (i) up to 1,842,106 shares of Common Stock that are issuable upon the exercise of 1,842,106 warrants (the “Private Placement Warrants”) originally issued in a private placement in connection with the initial public offering of Hennessy Capital Acquisition Corp. IV (“HCAC”) by the holders thereof and (ii) up to 22,511,250 shares of Common Stock that are issuable upon the exercise of 22,511,250 warrants (the “Public Warrants”) originally issued in the initial public offering of HCAC by the holders thereof.

The Prospectus and this prospectus supplement also relate to the offer and sale from time to time by the selling securityholders named in the Prospectus of (i) up to 186,636,064 shares of Common Stock (including up to 1,842,106 shares of Common Stock that may be issued upon exercise of the Private Placement Warrants and up to 11,428,482 shares of Common Stock issuable as Earnout Shares (as defined in the Prospectus)) and (ii) up to 1,842,106 Private Placement Warrants.

This prospectus supplement should be read in conjunction with the Prospectus. This prospectus supplement updates and supplements the information in the Prospectus. If there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our Common Stock and Public Warrants are listed on The Nasdaq Global Select Market (“Nasdaq”) under the symbols “GOEV” and “GOEVW,” respectively. On December 17, 2021, the closing price of our Common Stock was $8.94 and the closing price for our Public Warrants was $2.54.

See the section entitled “Risk Factors” beginning on page 7 of the Prospectus and under similar headings in any further amendments or supplements to the Prospectus to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December 23, 2021.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): December 17, 2021

CANOO INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38824	82-1476189
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. employer identification number)

19951 Mariner Avenue, Torrance, California 90503

(Address of principal executive offices) (Zip Code)

(424) 271-2144

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.0001 par value	GOEV	The Nasdaq Global Select Market
Warrants, each whole warrant exercisable for one share of Common stock at an exercise price of $11.50 per share	GOEVW	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 20, 2021, the Company announced that Ramesh Murthy, the Company’s current SVP, Finance and Chief Accounting Officer, has been promoted to the added role of Interim Chief Financial Officer, serving as the Company’s principal financial officer and principal accounting officer. Mr. Murthy succeeds Renato Giger, who will be stepping down from his current role as Interim Chief Financial Officer for the Company. Mr. Giger’s departure is not related to any disagreement regarding financial disclosures, accounting matters or other business issues, and he is expected to take on a continuing role with the Company as advisor to the Chief Financial Officer and the Audit Committee of the Board of Directors.

Ramesh Murthy, age 42, brings to his new position more than 20 years of experience in finance and public accounting serving the automotive technology, software, telecom and advanced manufacturing industries. Mr. Murthy joined Canoo in March 2021, first serving as the Company’s Chief Accounting Officer and, from July 2021, as SVP, Finance and Chief Accounting Officer. Prior to joining the Company, Mr. Murthy was a member of the Financial Accounting Advisory Services group of Ernst & Young LLP, serving as Managing Director from July 2019 until March 2021, and as Senior Manager from November 2015 to July 2019. Mr. Murthy also enjoyed a long career in the Audit Practice of Deloitte & Touche LLP from 2004 to 2015. Mr. Murthy holds a Master of Business Administration, Finance from Texas A&M International University and a Bachelor of Commerce, Accounting from University of Madras, India.

The Company and Mr. Murthy anticipate entering into a new employment agreement in connection with his promotion to the role of Interim Chief Financial Officer, the details of which will be disclosed at a later date upon execution.

Mr. Murthy does not have any family relationships with any director, executive officer or person nominated or chosen by the Company to become a director or executive officer of the Company. The Company is not aware of any related transactions or relationships between Mr. Murthy and the Company that would require disclosure under Item 404(a) of Regulation S-K. There are no arrangements or understandings between Mr. Murthy and any other person pursuant to which Mr. Murthy was selected as an officer of the Company.

On December 17, 2021, Peter Savagian, the Company’s Chief Technology Officer, announced his intention to resign from his position, effective December 31, 2021.

Item 7.01	Regulation FD.

On December 20, 2021, the Company issued a press release announcing recent changes to the Company’s executive management team, including those disclosed above. A copy of the press release is furnished here as Exhibit 99.1.

The information in this Item 7.01, including Exhibit 99.1, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release dated December 20, 2021
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CANOO INC.

By:	/s/ Hector Ruiz
Name:	Hector Ruiz
Title:	General Counsel and Corporate Secretary

Date: December 23, 2021

Exhibit 99.1

Canoo Expands Executive Team To Execute Business and Manufacturing Strategy

JUSTIN, Texas, (Dec. 20, 2021) – Canoo Inc. (Nasdaq: GOEV) Canoo today announced key executive appointments to execute its business and manufacturing strategy.

Sohel Merchant, who joined the company in 2017 as one of its founders, has been promoted to Chief Technology Officer, Automotive. Mr. Merchant, most recently SVP of Complete Vehicle Engineering at Canoo, has worked closely with Tony Aquila, Investor, Chairman & CEO, since Mr. Aquila joined the company. Mr. Merchant has been in the automotive industry for approximately 20 years, holding executive positions at startups and such OEMs as Tesla and The Ford Motor Company.

Dean Harlow joined Canoo as Executive Vice President, Operations, with an initial focus on manufacturing, purchasing and program and portfolio management. He has held senior management positions in the automotive industry at such OEMs as GM and Tier 1 suppliers such as Delphi.

Ram Balasubramanian joined the company as Chief Information Officer. He has held senior technology management positions for more than two decades at such companies as Salesforce.com, Motorola Solutions and PepsiCo.

Key executives taking on expanded responsibilities include:

President Josette Sheeran, who joined the company earlier this year and has been leading government affairs and sustainability, will oversee on an interim basis, sales, marketing, and communications.

Chief Design Officer Richard Kim, who joined the company in 2017 as one of its founders. His responsibilities will be expanded to include Creative Content and, on an interim basis, Merchandising.

Senior Vice President Finance and Chief Accounting Officer Ramesh Murthy, who joined the company this year, who will now take the next step and take on added responsibility as Interim CFO. Interim CFO Renato Giger, who worked closely with Mr. Aquila for many years before joining the company this year, will be become an advisor to the CFO and the Audit Committee of the Board.

“Over the past year, our company has refined its strategy, including its business model and high-tech manufacturing,” said Tony Aquila, Chairman, CEO and the largest shareholder of Canoo. “Having the right team to execute that strategy is, of course, key to our success.

“A key component of our strategy is to invest in the communities and States that are investing in high tech manufacturing alongside us, creating American jobs and innovation,” he said.

“Our company and its employees are producing EVs for the everyman and everywoman,” Mr. Aquila continued. “Our people believe in and take pride in what we are doing and that will show in the finished product.”

In addition to those announced today, the Executive Management Team includes the following senior executives, all of whom joined the Company in 2021: General Counsel and Corporate Secretary - Hector Ruiz; Chief Human Resources Officer - Kate Lengyel; SVP Customer Journey and After Sales - Christian Treiber and SVP Corporate Development - Kunal Bhalla.

Canoo also announced today that Peter Savagian, former Chief Technology Officer, will leave the company at the end of the year.

About Canoo

Canoo’s mission is to bring EVs to Everyone. The company has developed breakthrough electric vehicles that are reinventing the automotive landscape with bold innovations in design, pioneering technologies, and a unique business model that spans the full lifecycle of the vehicle. Distinguished by its experienced team from leading technology and automotive companies – Canoo has designed a modular electric platform purpose-built to deliver maximum vehicle interior space that is customizable across all owners in the vehicle lifecycle to support a wide range of vehicle applications for consumers and businesses, Canoo has offices in California, Michigan, and Texas. The company has announced Oklahoma as the site for its U.S. manufacturing facility, R&D, software development and customer support and financing centers. The company also recently announced Northwest Arkansas the site for its headquarters, R&D center, and EV industrialization facility.

For more information, please visit www.canoo.com. For Canoo press materials, including photos, please visit press.canoo.com. For investors, please visit investors.canoo.com.

Media Contact

Agnes Gomes-Koizumi

Vice President, Communications

Agnes.Gomes-Koizumi@canoo.com

Forward-Looking Statements

The information in this press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “estimate,” “plan,” “project,” “forecast,” “intend,” “will,” “expect,” “anticipate,” “believe,” “seek,” “target” or other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding estimates and forecasts of financial and performance metrics, projections of market opportunity and market share, expectations and timing related to commercial product launches and achievement of other operational milestones, including the ability to meet and/or accelerate anticipated production timelines, Canoo's ability to capitalize on commercial opportunities, anticipated customer orders, and expectations regarding development of facilities and the negotiation, availability or receipt of state incentives. These statements are based on various assumptions, whether or not identified in this press release, and on the current expectations of Canoo’s management and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on by any investor as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of Canoo. These forward-looking statements are subject to a number of risks and uncertainties, including changes in domestic and foreign business, market, financial, political and legal conditions; failure to realize the anticipated benefits of the business combination with Hennessy Capital Acquisition Corp. IV; the rollout of Canoo's business and the timing of expected business milestones and commercial launch; future market adoption of Canoo's offerings; risks related to Canoo's go-to-market strategy and manufacturing strategy; the effects of competition on Canoo's future business; the ability to issue equity or equity-linked securities, and those factors discussed  under the captions “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in Canoo's Annual Report on Form 10-K for the fiscal year ended December 31, 2020 filed with the U.S. Securities and Exchange Commission (the “SEC”) on March 31, 2021, as well as its Quarterly Reports on Form 10-Q and other filings with the SEC, copies of which may be obtained by visiting Canoo's Investors Relations website at investors.canoo.com or the SEC's website at www.sec.gov. If any of these risks materialize or our assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that Canoo does not presently know or that Canoo currently believes are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements reflect Canoo’s expectations, plans or forecasts of future events and views as of the date of this press release. Canoo anticipates that subsequent events and developments will cause Canoo’s assessments to change. However, while Canoo may elect to update these forward-looking statements at some point in the future, Canoo specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Canoo’s assessments as of any date subsequent to the date of this press release. Accordingly, undue reliance should not be placed upon the forward-looking statements.